Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Invesco Exchange-Traded Fund Trust II of our reports dated October 27, 2022 and December 23, 2022, relating to the financial statements and financial highlights, which appear in Invesco Equal Weight 0-30 Year Treasury ETF’s (formerly known as Invesco 1-30 Laddered Treasury ETF) and Invesco Global ex-US High Yield Corporate Bond ETF’s (formerly known as Invesco Global Short Term High Yield Bond ETF) Annual Reports on Form N-CSR for the years ended August 31, 2022 and October 31, 2022, respectively. We also consent to the references to us under the headings “Fund Service Providers”, “Financial Highlights”, “Statement of Additional Information” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

August 25, 2023